UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2015

DEMAND MEDIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35048	20-4731239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1655 26th Street Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 394-6400

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 29, 2015, Joshua G. James notified the Board of Directors (the “Board”) of Demand Media, Inc. (the “Company”) of his resignation from the Board, effective as of the close of business on February 2, 2015. Mr. James had also served as a member of the Board’s Audit Committee (the “Audit Committee”) and Compensation Committee (the “Compensation Committee”). Mr. James indicated to the Board that he was resigning because he needed to reduce his external commitments while he focused on operating Domo, Inc., for which Mr. James serves as the Chief Executive Officer and Chairman. Mr. James’ resignation did not arise as a result of any disagreement with the Company or its independent registered public accounting firm.

(d) On February 2, 2015, the Board elected Brian Regan to serve as a Class I director to fill the vacancy resulting from Mr. James’ resignation. As a Class I director, Mr. Regan will be up for re-election at the Company’s annual meeting to be held in 2017. Mr. Regan will also serve as the Chairman of the Audit Committee and as a member of the Compensation Committee. James Quandt will continue to serve as a member of the Audit Committee following Mr. Regan’s appointment as Chairman of the Audit Committee. Mr. Regan has more than 19 years of finance experience at several Internet-based companies. He currently serves as the Chief Financial Officer of Shutterfly, Inc., a manufacturer and digital retailer of personalized products and services, where he is responsible for managing all aspects of Shutterfly’s financial activities, including strategic planning, financial planning and analysis and investor relations. Prior to joining Shutterfly in August 2012, Mr. Regan served as the Chief Financial Officer of Wize Commerce/Nextag, a global digital marketing and online commerce company, and as EVP and Chief Financial Officer of Ticketmaster Entertainment, a live entertainment ticketing and artist management company. Mr. Regan has also held finance leadership positions at Expedia, Inc. and LendingTree. Mr. Regan began his career at PricewaterhouseCoopers and he holds a B.S. in Business Administration and Accounting from Bucknell University.

There are no arrangements between Mr. Regan and any other person pursuant to which Mr. Regan was selected as a director, nor are there any transactions to which the Company or any of its subsidiaries is a party and in which Mr. Regan has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Mr. Regan is eligible to receive compensation pursuant to the Company’s outside director compensation program, which provides for an annual cash retainer of $30,000, plus an additional $15,000 per year to serve as Chairman of the Audit Committee and $5,000 per year to serve as a member of the Compensation Committee. In addition to such annual cash compensation, Mr. Regan is eligible to receive an initial grant of 3,750 restricted stock units vesting quarterly over three years in connection with his election to the Board. Upon the conclusion of each annual meeting of the Company’s stockholders, each outside director serving as of the preceding day who has not received an initial equity award during such calendar year is also entitled to receive an annual grant of 1,500 restricted stock units vesting quarterly over three years, subject to the respective outside director’s continued service on the Board.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2015	DEMAND MEDIA, INC.

	By:	/s/ Daniel Weinrot
Daniel Weinrot
Executive Vice President, General Counsel and Secretary

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